                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                              BJ SERVICES COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           -------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               January 24, 2002

                           -------------------------

   The Annual Meeting of the Stockholders of BJ Services Company (the "Company") will be held on Thursday, January 24, 2002, at 11:00 a.m. local time, at The Westin Galleria, located at 5060 West Alabama, Houston, Texas 77056 for the following purposes:

   1. To elect three Class III directors to serve a three-year term.

   2. To transact such other business as may properly come before the meeting and any adjournments.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   All stockholders of record at the close of business on December 3, 2001, are entitled to notice of and to vote at the meeting or any adjournment. At least a majority of the outstanding shares of the Company are required to be present at the meeting or represented by proxy to constitute a quorum.

                                          By Order of the Board of Directors,

                                          /s/ J.W. Stewart
                                          J. W. Stewart
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Houston, Texas
December 20, 2001

                            YOUR VOTE IS IMPORTANT

    TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                              BJ SERVICES COMPANY

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

   This proxy statement is furnished to stockholders of BJ Services Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company (the "2002 Annual Meeting"), to be held at The Westin Galleria located at 5060 West Alabama, Houston, Texas 77056, on Thursday, January 24, 2002, at 11:00 a.m. local time, and at any and all adjournments. Stockholders of record at the close of business on December 3, 2001 will be entitled to notice of and to vote at the meeting and at all adjournments.

   When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address of the Company provided below, or by attending the meeting in person and so notifying the inspector of elections.

   Management does not intend to present any business for a vote at the meeting, other than the election of directors. Unless stockholders specify otherwise in their proxies, proxies will be voted FOR the election of director nominees listed in this proxy statement. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment on such matters.

   The complete mailing address of the Company's executive offices is 5500 Northwest Central Drive, Houston, Texas 77092. The approximate date on which this proxy statement and the accompanying proxy card were first sent or given to the stockholders of the Company is December 20, 2001.

                               VOTING SECURITIES

   On December 3, 2001, the record date, there were outstanding and entitled to vote 157,849,759 shares of the Company's Common Stock, held of record by approximately 2,631 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. Cumulative voting is not permitted under the Company's Certificate of Incorporation or Bylaws.

   Owners of more than 5% of the outstanding voting securities of the Company are set forth in the following table. At the record date, management knew of no person that beneficially owned more than 5% of the outstanding Common Stock other than as set forth in the table.

                                                       Number of     Percent
  Title of Class Name and Address of Beneficial Owners  Shares       of Class
  -------------- ------------------------------------- ----------    --------
   Common Stock       FMR Corp.                        16,833,518(a)  10.664%
                      82 Devonshire Street
                      Boston, Massachusetts 02109

--------
(a) Based on information filed in September 2001 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, FMR Corp. has sole voting power of 1,101,360 shares and sole dispositive power of 16,833,518 shares. According to the information filed, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 15,598,258 of such shares as a result of acting as investment adviser, (ii) Fidelity Management Trust Company, a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 157,100 of such shares as a result of acting as investment manager, (iii) Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 600,000 of such shares as a result of providing investment advisory services and (iv) Fidelity International Limited is the beneficial owner of 478,160 of such shares as a result of providing investment advisory and management services and has sole dispositive power and sole voting power of 478,160 shares.

                             ELECTION OF DIRECTORS

   The Company's Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Three Class III directors will be elected at the 2002 Annual Meeting of Stockholders to serve for a three-year term expiring at the Annual Meeting of Stockholders in the year 2005. Pursuant to Delaware law, in case of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director.

   The persons whose names are set forth as proxies in the enclosed proxy card will vote all shares over which they have discretionary authority "FOR" the election of the nominees named below unless otherwise directed. Although the Board of Directors of the Company does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

   The Board of Directors recommends a vote FOR each of the nominees named below. The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each director nominee.

   The following table sets forth, for each nominee for election as a Class III director, his name, his principal occupation, his age and the year in which he first became a director of the Company. The nominees have consented to be named in this proxy statement and to serve as directors, if elected.

                                                                             Director
         Name                        Principal Occupation                Age  Since   Class
         ----                        --------------------                --- -------- -----
L. William Heiligbrodt Currently, a private investor and consultant to   60    1992    III
                       Service Corporation International, a funeral
                       services corporation ("SCI"). President and Chief
                       Operating Officer of SCI until February 1999, he
                       had served in various management positions with
                       SCI since February 1990. Prior to joining SCI,
                       Mr. Heiligbrodt served as President of Provident
                       Services, Inc. from March 1988 to February 1990.
                       Prior to that, he served for five years as Vice
                       Chairman and Chief Executive Officer of
                       WEDGE Group, Incorporated, a multi-industry
                       holding company.

J. W. Stewart          Chairman of the Board, President and Chief        57    1990    III
                       Executive Officer of the Company. Mr. Stewart
                       joined Hughes Tool Company in 1969 as Project
                       Engineer and served as Vice President--Legal
                       and Secretary of Hughes Tool Company and as
                       Vice President--Operations for a predecessor of
                       the Company prior to being named President of
                       the Company in 1986.

James L. Payne         Currently, Chairman, President and Chief          64    1999    III
                       Executive Officer of Nuevo Energy Co., a
                       company engaged in the production of oil and gas.
                       Mr. Payne served as Chairman and CEO of Santa
                       Fe Energy ("Santa Fe") from 1990 until May 1999
                       when Santa Fe merged with Snyder Corporation.
                       Following the merger, he was Chairman and CEO
                       of the merged company, Santa Fe Snyder
                       Corporation ("SFS"). After the merger of SFS and
                       Devon Energy Corporation ("Devon") in August,
                       2000, Mr. Payne was Vice Chairman and a
                       director of Devon through January 2001. Mr.
                       Payne is also a director of Nabors Industries and
                       Global Industries Incorporated.

Information Concerning Other Directors

   The following table sets forth certain information for those directors whose present terms will continue after the 2002 Annual Meeting. The terms of the Class I and Class II directors named below will expire at the 2003 and 2004 Annual Meetings of Stockholders, respectively.

                                                                              Director
       Name                         Principal Occupation                  Age  Since   Class
       ----                         --------------------                  --- -------- -----
R. A. LeBlanc      Mr. LeBlanc served in various executive positions      71    1994     I
                   with Keystone International, Inc., a manufacturer of
                   flow control products, including Chairman of the
                   Board, Chief Executive Officer and a director, from
                   1959 until his retirement in 1995.

Michael E. Patrick Vice President and Chief Investment Officer for The    57    1995     I
                   Meadows Foundation, Inc. since December 1, 1995.
                   Managing Director, M. E. Zukerman Energy Advisors
                   from July 1994 to November 1995. Executive Vice
                   President, Chief Financial Officer and a director of
                   Lomas Financial Corporation, parent, and President
                   and Chief Operating Officer of two subsidiaries,
                   Lomas Mortgage USA and Lomas Information
                   Systems, Inc., from 1992 to December 31, 1993. The
                   Lomas companies were engaged in mortgage
                   banking, real estate and information systems. From
                   1984 to 1991, Mr. Patrick was Executive Vice
                   Chancellor for Asset Management of the University
                   of Texas System, where he was responsible for the
                   investment of all endowment funds. Mr. Patrick is
                   also currently a director of Cooper Cameron
                   Corporation.

John R. Huff       Chairman and Chief Executive Officer of                55    1992     I
                   Oceaneering International, Inc., an oilfield services
                   corporation ("Oceaneering"). Mr. Huff has been
                   President, Chief Executive Officer and a director of
                   Oceaneering since 1986 and Chairman of the Board
                   since 1990. Mr. Huff is also a director of Suncor
                   Energy.

Don D. Jordan      Retired Chairman of the Board of Reliant Energy,       69    1990    II
                   Inc., a diversified international energy services
                   company that has operations in all segments of the
                   energy chain that bring natural gas and electricity to
                   customers. Mr. Jordan was employed by various
                   subsidiaries of Reliant Energy, Inc. from 1956 until
                   his retirement in December 1999. He currently serves
                   as a director of J. P. Morgan Chase Bank and AEGIS
                   Insurance Services.

Michael McShane    Senior Vice President--Finance and Chief Financial     47    1990    II
                   Officer of the Company since 1998, and Vice
                   President--Finance and Chief Financial Officer of the
                   Company since 1990. Mr. McShane joined the
                   Company in 1987 from Reed Tool Company, an
                   oilfield tool company, where he was employed for
                   seven years. At Reed Tool Company, he held various
                   financial management positions.

   The following table sets forth the beneficial ownership of Common Stock as of December 3, 2001 by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all current directors and executive officers as a group.

                                                                          Amount and
                                                                           Nature of
                                                                          Beneficial
                             Name or Group                              Ownership(1)(2)
                             -------------                              ---------------
L. William Heiligbrodt.................................................       32,000
John R. Huff...........................................................       52,000
Don D. Jordan..........................................................       46,000
R. A. LeBlanc..........................................................       32,000
Michael E. Patrick.....................................................       16,000
James L. Payne.........................................................       26,000
J. W. Stewart..........................................................    1,151,334
Michael McShane........................................................      243,170
Kenneth A. Williams....................................................      204,254
Thomas H. Koops........................................................      139,912
David D. Dunlap........................................................      188,406
All current directors and executive officers as a group (15 persons)(3)    2,443,140

--------
(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. As of December 3, 2001, no officer or director owned in excess of 1% of the Company's Common Stock.
(2) Includes the following shares subject to options granted pursuant to the BJ Services Company 1990 Stock Incentive Plan (the "1990 Stock Incentive Plan"), the BJ Services Company 1995 Incentive Plan (the "1995 Incentive Plan"), the BJ Services Company 1997 Incentive Plan (the "1997 Incentive Plan") and the BJ Services Company 2000 Incentive Plan (the "2000 Incentive Plan") and exercisable within 60 days: Mr. Heiligbrodt--16,000 shares; Mr. Huff--52,000 shares; Mr. Jordan--44,000 shares; Mr. LeBlanc--16,000 shares; Mr. Patrick--16,000 shares; Mr. Payne--16,000 shares; Mr. Stewart--674,804 shares; Mr. McShane--48,596 shares; Mr. Williams--95,498 shares; Mr. Koops--48,596 shares; and Mr. Dunlap--136,600 shares.
(3) All current directors and executive officers as a group owned beneficially an aggregate of approximately 1.5% of the Company's Common Stock.

Board of Directors and Committees of the Board

   During fiscal 2001, the Board of Directors held six meetings of the full Board and six meetings of committees. During fiscal 2001, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served. During fiscal 2001, directors who were not employees of the Company were paid a monthly retainer of $2,500 in October, November and December, 2000, and due to an increase effective January 1, 2001, were paid $2,916.67 per month for the balance of the fiscal year. An attendance fee of $1,250 was paid for the first meeting of the Board or any of its committees attended in one day, and $800 for each additional meeting attended in the same day. Committee chairmen who are not Company employees receive an additional 50% of the meeting fee. In addition, under the terms of the 1995 Incentive Plan, the 1997 Incentive Plan, and the BJ Services Company 2000 Incentive Plan, the non-employee directors are eligible to receive awards of options to purchase shares of the Company's stock. In October 2001, the Compensation Committee of the Board awarded stock options to each of the non-employee directors. Each non-employee director received options to purchase 36,000 shares of the Company's stock at a purchase price equal to the per share price of the last sale of Common Stock in regular trading on the New York Stock Exchange on the trading day prior to the date of grant. Employees of the Company are not paid any directors' fees. No member of the Board of Directors was paid any compensation in the Company's 2001 fiscal year for his service as a director of the Company other than the standard compensation arrangement for directors and reimbursement of expenses.

   Under the Directors' Benefit Plan which was adopted in 2000, each non-employee director serving on the board more than three years will earn an annual benefit for each year of service on the board of directors equal to the annual retainer in effect for directors at the time of termination of his board service. The benefit will start following the director's termination of service and will be paid for the number of years equal to his years of service as a director of the Company. Directors who have served on the Board for more than ten years will receive an amount based on their years of service, paid over a ten-year period. In the event of the death of a participant, benefit payments will be made to the director's beneficiaries over the remainder of the benefit period. The three-year minimum period is waived in the case of death. Years of service for each current Director eligible for benefits are: Mr. Heiligbrodt--9 years; Mr. Huff--9 years; Mr. Jordan--11 years; Mr. LeBlanc--7 years; and Mr. Patrick--6 years.

   On January 25, 2001, the Board of Directors appointed members to serve on the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Nominating Committee held one meeting during fiscal 2001. The Executive Compensation Committee met three times and the Audit Committee met two times formally during that period and the Audit Committee chairman conducted regular quarterly reviews with the Company's independent auditors and management.

   As required by the New York Stock Exchange and Securities and Exchange Commission rules regarding Audit Committees, the Company's Board of Directors has reviewed the qualifications of its Audit Committee and has determined that all members of the current Audit Committee have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. In addition, in 2000, the Audit Committee adopted and the Board of Directors ratified a new Audit Committee Charter. The responsibilities of the Audit Committee, which in 2001 was composed of Messrs. Huff (Chairman), Jordan, LeBlanc and Patrick, include reviewing interim financial information, reviewing the scope and results of the annual audit of the Company's consolidated financial statements with the independent auditors, internal auditors and management; reviewing the independence of the independent auditors and the internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent auditors to review the effectiveness of the Company's system of internal controls and internal audit procedures. To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management.

Audit Committee Report

   The Audit Committee of the Board of Directors includes four directors who are independent, as defined by the standards of the New York Stock Exchange.
The Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements.

   The Committee met two times during the year ended September 30, 2001. Also, the Committee Chairman, on behalf of the Committee, reviewed with management and the independent auditors the interim financial information included in the December 31, 2000, March 31, 2001, and June 30, 2001 Form 10-Qs prior to their being filed with the Securities and Exchange Commission.

   The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees".

   With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of the Company's September 30, 2001, financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

   The Committee reviewed the Company's audited financial statements as of and for the year ended September 30, 2001, and discussed them with management and the independent auditors. Based on such review and discussions the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2001, for filing with the Securities and Exchange Commission.

   This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                          John R. Huff, Chairman
                                          Don D. Jordan
                                          R.A. LeBlanc
                                          Michael E. Patrick

November 14, 2001

   The responsibilities of the Executive Compensation Committee, composed of Messrs. Jordan (Chairman), Heiligbrodt, Huff, Patrick and Payne, include reviewing the Company's executive salary and bonus and overall compensation structure; reviewing the Company's employee stock incentive plans, thrift plan and employee stock purchase plan as well as other incentive alternatives; reviewing the Company's perquisite program; and recommending directors' fees.

   The responsibilities of the Nominating Committee, composed of Messrs. Heiligbrodt (Chairman), LeBlanc and Payne, include selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications required for continued Board service. The Committee also considers nominees recommended by stockholders in accordance with the Company's Bylaws. Stockholders desiring to make such recommendations should timely submit the candidate's name, together with biographical information and the candidate's written consent to be nominated and, if elected, to serve to: Chairman, Nominating Committee of the Board of Directors of BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

                            EXECUTIVE COMPENSATION

Executive Compensation Committee Report

   The Executive Compensation Committee of the Board of Directors consists of five directors who are not employees of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers.

   The Committee's overall policy regarding compensation of the Company's executive officers, including Mr. Stewart, is to provide competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and (iii) support both the short-term and long-term goals of the Company. The Executive Compensation Committee believes this approach closely links the compensation of the Company's executives to accomplishment of Company goals that coincide with shareholder objectives.

   In addition, the Executive Compensation Committee considers the anticipated tax treatment of the Company's executive compensation program. Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met. The Company's policy is to qualify all executive compensation for deduction under applicable tax laws to the maximum extent possible.

   The executive compensation program has in the past included three elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company's executive officers. These elements are (i) base salary, (ii) annual bonus plan awards, and (iii) long-term incentive awards, which include stock option grants and performance unit awards.

   Providing Competitive Levels of Compensation. The Executive Compensation Committee attempts to provide the Company's executives, including Mr. Stewart, with a total compensation package that is targeted at the 75th percentile of the market for executives holding comparable positions when the Company's performance justifies the payment of compensation at such levels. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and surveys conducted by compensation consultants. An independent consultant periodically reviews and provides survey data to the chief executive officer and the Executive Compensation Committee to compare the Company's executive compensation with compensation levels at companies in an industry peer group.

   While the targeted value of an executive's compensation package may be competitive, its actual value may exceed or fall below competitive levels depending on performance, as discussed below.

   Base Salaries. The Committee periodically reviews and establishes executive base salaries. Generally, base salaries are determined according to the following factors: the individual's experience level, scope and complexity of the position held and annual performance of the individual. In addition, the Committee obtained an independent survey in the fall of 2001 for the purpose of determining 2002 base salaries. The survey data compares the Company's executives with those from both general industry and an industry peer group. Based on the survey and year 2001 performance, all executives received increases for 2002 including Mr. Stewart.

   The Annual Bonus Plan. The purpose of the annual bonus plan is to provide motivation toward and reward the accomplishment of corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards are paid based upon the achievement of corporate performance objectives established for the fiscal year.

   Targeted bonus award levels for the Company's executive officers are established by the Committee each year. The Company's annual performance measures are established jointly by the Committee and management. For 2001, bonus targets for the Company's Chief Executive Officer and its other executive officers were based on earnings per share objectives. These objectives are established at three levels: entry level, expected value (target level) and over-achievement level. The Committee chooses not to disclose the specific earnings per share objectives because it believes such disclosure would be detrimental to the Company's competitive position with respect to the industry. The Company's fiscal 2001 earnings per share objectives fell in the over-achievement level and all of the executive officers, including Mr. Stewart, received the maximum bonus for fiscal year 2001.

   Long-Term Incentive Program: Performance Units and Stock Option Grants. The long-term incentive program was introduced in fiscal 1993 to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. Pursuant to the long-term incentive program, the Executive Compensation Committee may award performance units to executive officers on an annual basis. From 1993 to 2000, the Committee awarded performance units to executive officers on an annual basis, except for 1998, when performance units were not awarded. The awards generally vest at the end of a three-year period of time, based on Company performance over such time period measured against pre-established objectives. The numbers of shares represented by such awards are designed to place the Chief Executive Officer and other executive officers at the 75th percentile of the market for total compensation when expected performance is met. Aggregate stock or option holdings of the executive have no bearing on the size of a performance award. No performance units were awarded with respect to fiscal 2001, and no performance unit awards were scheduled to vest with respect to the period ending September 30, 2001.

   Under the Company's 1995 Incentive Plan, 1997 Incentive Plan, and 2000 Incentive Plan the Committee may make grants of stock options to the Company's executive officers and directors. These plans allow the Committee to promote the interests of the Company and its stockholders by encouraging the executive officers and directors to increase their equity interest in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. Stock option grants were made following fiscal year 2001 to each of the executive officers including Mr. Stewart and the non-employee directors based on the criteria described above.

   Key Employee Share Option Plan and Deferred Compensation Plan. In 1997, the Committee approved the BJ Services Company Key Employee Share Option Plan, called the "Keysop Plan," which allows participants to elect to receive, in lieu of salary and bonus, options to purchase certain designated mutual funds. An executive will not be taxed on the value of the mutual funds until the Keysop option is exercised, and the Company does not deduct such amount for tax purposes as compensation until the option is exercised. In 2000, the Company also implemented a deferred compensation plan for officers and certain key employees that enables participants to defer taxation on their bonus and a portion of their salary.

   Supplemental Executive Retirement Plan. In 2000, the Committee approved the BJ Services Company Supplemental Executive Retirement Plan, which provides supplemental retirement benefits to the Company's executive officers. The purpose of this plan is to insure that the Company's overall compensation program for its executives is competitive.

   This report of the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                          Don D. Jordan, Chairman
                                          L. William Heiligbrodt
                                          John R. Huff
                                          Michael E. Patrick
                                          James L. Payne

November 14, 2001

                  PERFORMANCE GRAPH-TOTAL STOCKHOLDER RETURN
                     September 1996 through September 2001

   The Securities and Exchange Commission (the "SEC") requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year total shareholder return with a general market index (S&P 500) and either an industry index or custom group of peers as selected by the Company. In the past, the Company has compared its performance against a group of companies (the "Peer Group") that for 1997 included Baker Hughes Incorporated; Camco International, Inc.; Dresser Industries, Inc.; Halliburton Company; Schlumberger N.V.; Smith International, Inc.; Western Atlas Inc. and Weatherford International Incorporated. During fiscal 1998, Baker Hughes Incorporated acquired Western Atlas Inc.; Halliburton Company acquired Dresser Industries, Inc.; Schlumberger N.V. acquired Camco International, Inc.; and Energy Ventures Inc. acquired Weatherford International Incorporated. Due to these changes, the Peer Group includes only the following companies: Baker Hughes Incorporated, Halliburton Company, Schlumberger N.V., and Smith International, Inc.

   As required by the SEC, the Peer Group data is presented in the following chart. The graph assumes investments of $100 on September 30, 1996, and reinvestment of all dividends.

   This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Indexed Total Stockholder Return
September 1996-September 2001


                                    [CHART]

Indexed Total Stockholder Return
September 1996-September 2001
              BJ Services       S&P 500      Peer Group
1996            $100              $100          $100
1997            $205              $138          $194
1998            $ 90              $148          $ 97
1999            $176              $187          $134
2000            $337              $209          $198
2001            $196              $151          $107




Note: Peer Group consists of Baker Hughes Incorporated, Halliburton Company, Schlumberger N.V., and Smith International, Incorporated.

   The following information relates to compensation paid by the Company for fiscal 1999, 2000 and 2001 to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers in 2001:

                          Summary Compensation Table

                                                                       Long-Term Compensation
                                                                  --------------------------------
                                     Annual Compensation                 Awards          Payouts
                            ------------------------------------- --------------------- ----------
            (a)             (b)   (c)      (d)          (e)          (f)        (g)        (h)           (i)
                                                                             Securities
                                                                  Restricted Underlying
                                                   Other Annual     Stock     Options/     LTIP       All Other
Name and Principal Position Year Salary  Bonus(1) Compensation(2) Awards(3)   SARs(4)   Payouts(5) Compensation(6)
--------------------------- ---- ------- -------- --------------- ---------- ---------- ---------- ---------------
                                  ($)      ($)          ($)          ($)        (#)        ($)           ($)
J.W. Stewart                2001 716,677 978,755                              826,000          0       53,438
  President and Chief       2000 664,168 911,250                               47,648    836,178       49,086
  Executive Officer         1999 610,010       0                                    0    703,927       42,999
Michael McShane             2001 315,002 333,900                              310,000          0       20,378
  Vice President--          2000 295,500 315,000                               15,893    376,778       18,720
  Finance and Chief         1999 273,000       0                                    0    315,062       16,932
  Financial Officer
Kenneth A. Williams         2001 271,673 347,504                              310,000          0       18,581
  Vice President--          2000 250,834 229,500                               15,893    308,689       15,444
  North American            1999 230,004       0                                    0    261,478       12,050
  Operations
Thomas H. Koops             2001 262,503 238,507                              310,000          0       18,538
  Vice President--          2000 245,840 225,007                               15,893    301,423       17,505
  Technology and            1999 225,000       0                                    0    253,389       15,902
  Logistics
David Dunlap                2001 262,503 238,507                              310,000          0       14,044
  Vice President--          2000 245,840 225,007                               15,893    292,702       11,119
  International Operations  1999 225,000       0                                    0    227,986       10,232

--------
(1) Includes bonuses earned in the reported fiscal year and paid in the following fiscal year.
(2) Perquisites and other personal benefits paid or distributed during 2001 to the persons listed in the compensation table above did not exceed, with respect to any individual, the lesser of $50,000 or 10 percent of such individual's total salary and bonus.
(3) None of the above individuals holds any shares of restricted stock of the Company.
(4) Includes options earned in the reported fiscal year and granted subsequent to the end of the reported fiscal year.
(5) Reflects shares of Common Stock issued with respect to performance awards granted under the 1990 Stock Incentive Plan. Also includes cash awards to offset the federal income tax payable by the recipients of such shares.
(6) The amount shown in this column is the annual Company contribution to the Company's 401(k) defined contributions plan and deferred compensation plan on behalf of each executive officer.

Options/SAR Grants in Last Fiscal Year

                                                                  Potential Realizable Value
                                                                    at Assumed Annual Rates
                                                                  of Stock Price Appreciation
                                  Individual Grants                     for Option Term
                    --------------------------------------------- ---------------------------
       (a)               (b)          (c)       (d)       (e)         (f)            (g)
                                   % of Total
                                    Options/
                                      SARs
                      Number of     Granted
                      Securities       to     Exercise
                      Underlying   Employees  or Base
                     Options/SARs  in Fiscal   Price   Expiration
       Name         Granted (#)(1)    Year     ($/Sh)     Date       5% ($)        10% ($)
       ----         -------------- ---------- -------- ----------   ---------    ----------
J.W. Stewart.......   826,000(2)      20.7%    21.63   10/15/2008 8,530,400     20,431,792
Michael McShane....   310,000(2)       7.8%    21.63   10/15/2008 3,201,482      7,668,106
Kenneth A. Williams   310,000(2)       7.8%    21.63   10/15/2008 3,201,482      7,668,106
Thomas H. Koops....   310,000(2)       7.8%    21.63   10/15/2008 3,201,482      7,668,106
David Dunlap.......   310,000(2)       7.8%    21.63   10/15/2008 3,201,482      7,668,106

--------
(1) All options reflected in this table were earned in fiscal 2001. No stock appreciation rights ("SARs") were granted in tandem with the options reflected in this table.
(2) Includes options granted on October 15, 2001. Such options will become exercisable ratably over a three year period, with one-third of each grant vesting on each of the first, second and third anniversaries of the date of grant.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                               Number of Securities
                                              Underlying Unexercised      Value of Unexercised
                                                  Options/SARs at             In-the-Money
                      Shares                       FY-End (#)(1)       Options/SARs at FY-End ($)
                     Acquired      Value     ------------------------- --------------------------
       Name         on Exercise Realized ($) Exercisable Unexercisable Exercisable  Unexercisable
       ----         ----------- ------------ ----------- ------------- -----------  -------------
J.W. Stewart.......   745,036    21,605,519    540,044      222,496     3,602,986     2,574,600
Michael McShane....    52,520     1,581,006          0       64,260             0       815,290
Kenneth A. Williams    60,162     1,473,256     47,402       43,880       209,637       603,422
Thomas H. Koops....    67,040     1,819,898          0       71,520             0       815,290
David Dunlap.......    71,924     2,149,716     88,004       29,960       734,926       815,290

--------
(1) Does not include options granted following the fiscal year-end on October 15, 2001

Supplemental Executive Retirement Plan

   The Company has implemented a supplemental executive retirement plan for its senior executives, including Mr. Stewart, effective October 1, 2000.

   The following table indicates the approximate annual benefit that would be received by a participant under the plan based on the following assumptions:
(i) retirement at age 60 and (ii) an election by the participant to receive payments over a period of 20 years (the participant may elect payment over a period of five to 30 years). This benefit would be reduced by the Social Security and other benefits listed below.

Pension Plan Table

                                          Years of Service
                           -----------------------------------------------
Final Average Compensation    5      10      15      20      25      30
-------------------------- ------- ------- ------- ------- ------- -------
        $200,000..........  19,273  38,547  57,820  77,093  96,367 115,640
        $400,000..........  38,547  77,093 115,640 154,187 192,733 231,280
        $600,000..........  57,820 115,640 173,460 231,280 289,100 346,920
        $800,000..........  77,093 154,187 231,280 308,373 385,466 462,560
        $1,000,000........  96,367 192,733 289,100 385,466 481,833 578,200
        $1,200,000........ 115,640 231,280 346,920 462,560 578,200 693,840

The credited years of service at September 30, 2001 of the named executive officers are as follows: Mr. Stewart, 32 years; Mr. McShane, 21 years; Mr. Williams, 28 years; Mr. Koops, 25 years; and Mr. Dunlap, 11 years.

   The maximum benefit payable under the plan is based on a single life annuity computation starting at age 60, and using 60% of the participant's "highest average compensation", which is the average base salary and bonus paid for the three highest consecutive years out of the participant's last ten years of employment. The benefit is reduced by (i) the Social Security benefit payable at age 62, (ii) certain contributions by the Company for the participant's account under the Company's 401(k) plan, and (iii) any annual benefit the participant will receive under a defined benefit pension plan maintained by predecessors of the Company. The average reduction in benefit currently projected by the Company for the five named executive officers is $65,817. In the case of early retirement, death, disability or change in control before the participant reaches age 60, the benefit is reduced. The compensation covered by the plan for the most recent three years does not differ by more than 10% from the annual compensation shown in the Summary Compensation Table.

   A participant's benefit is fully vested upon the later of the participant's fifty-fifth birthday or the date the participant completes five full years of service. Prior to age 55, no part of the benefit is vested, unless the participant dies, becomes disabled, or a change of control occurs. If one of these events occurs, the participant's benefit will be fully vested. In the event of a change in control, the participant will be given three years' credit for years of service and age in calculating the benefit.

   A participant's interest in the plan is generally distributed upon retirement in accordance with the participant's distribution election. The Compensation Committee may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change of control, and may be paid by the Committee at the request of the participant in the case of disability. In the event of a change of control, the participant will receive a "gross-up" payment sufficient to satisfy any excise tax payments that may be imposed by Section 4999 of the Code and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan.

   The Company has purchased life insurance to fund the benefits under this plan.

                             SEVERANCE AGREEMENTS

   The Company has severance agreements with certain executive officers, including each of the named executive officers shown in the Summary Compensation Table, as well as with Margaret B. Shannon, Taylor M. Whichard III, and Stephen A. Wright. The severance agreements were effective August 27, 1993, except for Ms. Shannon's agreement, which was effective February 14, 1994 and Mr. Dunlap's agreement, which was effective November 27, 1995. In 1999, the Board of Directors approved amendments to the form of executive severance agreements. The following describes the terms of the form of severance agreement, as so amended. The agreements are automatically extended for an additional year at the end of each year of the agreements unless the Company has given one year's prior notice of termination. These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer's base salary and bonus amount, as defined in the agreements, plus an amount equal to three times the value of the executive's largest stock option and/or performance unit grant in the prior three years. Option awards that are intended as two-year awards will be annualized for purposes of this calculation. The severance payment is generally made in the form of a lump sum. For a period of up to three years, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination. The Company would also provide outplacement services, and would also provide retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control.

   If a change in control occurs, the severance agreements are effective for a period of two years from the date of such change in control. Under the severance agreements, a change in control would generally include any of the following events: (i) any "person" as defined in the Securities Exchange Act of 1934, as amended, acquires 25 percent or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two-year period; (iii) stockholders approve a merger, resulting in (a) 60% or less of the common stock and voting securities of the surviving corporation being owned by the same persons that owned the Common Stock of the Company immediately prior to such merger, (b) a person owning 25% or more of the surviving corporation's common stock or voting securities, or (c) replacement of a majority of the members of the Board of Directors; or (iv) the Company's stockholders approve a liquidation or sale of the Company's assets. In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code, the Company would pay an additional payment (a "gross-up" payment) sufficient to satisfy such excise tax obligations and any additional taxes imposed with respect to such gross-up payment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from officers and directors that no Form 5 was required, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners under
Section 16(a) of the Exchange Act were complied with during fiscal 2001.

                                 SOLICITATION

   The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Company for any out-of-pocket expenses. Georgeson & Company Inc. will assist the Company in proxy solicitation and will receive a fee of $8,000 plus reimbursement of certain charges and expenses.

                               VOTING PROCEDURES

   A majority of the outstanding shares of Common Stock present in person or represented by proxy at the 2002 Annual Meeting constitutes a quorum for the transaction of business. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions have the effect of a negative vote. Broker non-votes will not be taken into account in determining the outcome of the election of directors.

                             INDEPENDENT AUDITORS

   Deloitte & Touche LLP, independent public accountants, audited the Company's consolidated financial statements for fiscal 2001, and have advised the Company that they will have a representative available at the 2002 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he desires to do so. The Company has not yet selected independent public accountants to audit its 2002 consolidated financial statements. The Company intends to engage its accountants for such purpose in May 2002.

   Deloitte & Touche LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company's 2001 annual financial statements and reviews of quarterly financial statements, (ii) financial information systems design and implementation work rendered in fiscal year 2001 and (iii) all other services rendered in fiscal year 2001.

                            Financial Information
                             Systems Design and   All Other
                 Audit Fees  Implementation Fees    Fees
                 ---------- --------------------- ---------
Fiscal Year 2001  $722,000          None          $109,000
                  --------          ----          --------

   The Company's Audit Committee considered whether Deloitte & Touche LLP's provision of non-audit services reported above under the "All Other Fees" caption is compatible with maintaining Deloitte & Touche's independence as the Company's principal independent accounting firm.

                           PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices by August 22, 2002, to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting. Under the Company's Bylaws, in order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2003 Annual Meeting, such proposal must be received by the Secretary of the Company at its principal executive offices by October 26, 2002.

   The Annual Report of the Company for the year ended September 30, 2001, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Additional copies of the Annual Report are available without charge, upon request.

   BJ Services Company will furnish a copy of its Annual Report on Form 10-K for the year ended September 30, 2001, without exhibits, without charge to each person who forwards a written request to Robert C. Coons, Director, Corporate Communications, BJ Services Company, 5500 Northwest Central Drive, Houston, Texas 77092-2036.

                               BJ SERVICES COMPANY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 24, 2002

         The Annual Meeting of the Stockholders of BJ Services Company (the "Company") will be held on Thursday, January 24, 2002, at 11:00 a.m. local time, at THE WESTIN GALLERIA located at 5060 WEST ALABAMA, HOUSTON, TEXAS.

         The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints J.W. Stewart, Michael McShane and Margaret B. Shannon, and each of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on January 24, 2002, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of common stock of BJ Services Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

           (Continued and to be dated and signed on the reverse side.)

______________________________________________________________________________

ADDRESS CHANGE:_______________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

     (If you noted any address changes above, please check the corresponding box on the reverse side.)

            (Please sign, date and return this proxy in the enclosed
                           postage prepaid envelope.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                       KEEP THIS PORTION FOR YOUR RECORDS


--------------------------------------------------------------------------------

                       DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

--------------------------------------------------------------------------------

                               BJ SERVICES COMPANY

Vote On Directors

1. To elect THREE Class III Directors to serve a three-year term. Nominees for election as class III Directors:

       01)  L. WILLIAM HEILIGBRODT
       02)  J.W. STEWART
       03)  JAMES L. PAYNE

         For                    Withhold                 For All
         All                       All                   Except
       [____]                    [____]                  [____]

       To withhold authority to vote for a nominee, mark "For All Except" and write the nominee's number on the line below.


       ________________________________________________


2. In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director and, in the discretion of the proxies with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees for Director.

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

[___] For address changes, please check this box and write them on the back where indicated.

________________________________________________________________________________
Signature (PLEASE SIGN WITHIN BOX)                                          Date

________________________________________________________________________________
Signature (Joint Owners)                                                    Date